Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-62044) and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46234, 333-81707, 333-57773, 333-50667, 033-72372, 333-82081, 333-29541, and 033-62527) of Flowserve Corporation of our report, dated June 30, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this 2005 Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
Dallas, Texas
June 30, 2006